Exhibit 99.1

Coherus BioSciences Appoints Kimberly Tzoumakas, J.D. to Board of Directors

REDWOOD CITY, Calif., August 3, 2020 – Coherus BioSciences, Inc. (“Coherus”, Nasdaq: CHRS), today announced the appointment of Kimberly Tzoumakas, J.D. to its Board of Directors effective July 30, 2020.

“We are very pleased to welcome Kimberly Tzoumakas to our Board during this exciting period of growth for Coherus,” said Denny Lanfear, Chairman, President and CEO of Coherus. “Ms. Tzoumakas’ executive leadership experience in the health care sector, including in her current role as CEO of GenesisCare, U.S., formerly 21st Century Oncology, a global provider of integrated cancer care services, will be of tremendous value as we deliver on our vision to commercialize six biosimilars by the end of 2025.”

“I am delighted to join Coherus’ Board of Directors at this time. There is an unprecedented opportunity for biosimilars to provide value to the government, patients, providers and payors, a goal I am passionate about,” said Ms. Tzoumakas. “I’m looking forward to working with the entire Coherus team in advancing the Company’s important mission.”

Since January 2018, Ms. Tzoumakas has served as the CEO of 21st Century Oncology, successfully leading the company to its sale to GenesisCare in May, 2020. From November 2014 to January 2018, she served as general counsel and as a member of its leadership team. Prior to 21st Century Oncology, Ms. Tzoumakas practiced health care law with Hall Render Killian Heath & Lyman for many years. While at Hall Render, she was the Managing Partner of the Michigan Office and served as a board member of the firm. Ms. Tzoumakas received a Bachelor’s Degree in Business Administration from Northwood University and a Juris Doctorate from the Thomas M. Cooley Law School.

Ms. Tzoumakas has over 20 years of health care leadership ranging from strategic planning and growth to physician relationships and key strategic partnerships. She has advised boards and provided strategic, transactional and governance advice to health care clients throughout the United States. She has served as a counselor and advisor to several non-profit and for-profit boards over her career.

About Coherus BioSciences, Inc.

Coherus is a leading biosimilar company that develops and commercializes its own high-quality therapeutics as well as those of others seeking capable access to the United States market. Biosimilars are intended for use in place of existing, branded biologics to treat a range of chronic and often life-threatening diseases, with the potential to reduce costs and expand patient access. Composed of a team of proven industry veterans with world-class expertise in process science, analytical characterization, protein production, sales and marketing and clinical-regulatory development, Coherus is positioned as a leader in the global biosimilar marketplace. Coherus commercializes UDENYCA® (pegfilgrastim-cbqv) in the United States and has received regulatory approval for UDENYCA® in the European Union. Coherus is advancing late-stage clinical products CHS-1420, a Humira® (adalimumab) biosimilar, Bioeq’s Lucentis® (ranibizumab) biosimilar and Innovent’s Avastin® (bevacizumab) biosimilar towards commercialization, and early-stage clinical products, CHS-2020, an Eylea® (aflibercept) biosimilar, and CHS-131, a small molecule for nonalcoholic steatohepatitis (NASH) and multiple sclerosis. For additional information, please visit www.coherus.com.

Contact

David S. Arrington

Investor Relations & Corporate Affairs

Coherus BioSciences, Inc.

darrington@coherus.com

+1 (650) 395-0196